Exhibit 99.1

Press Release

PRGX Global, Inc. Announces Second Quarter

2013 Financial Results

Highlights

•	Q2 Adjusted EBITDA of $7.9M represents an increase of 3.7% over Q2 2012 and was 15.7% of Q2 2013 revenue

•	Q2 revenue of $50.2M increased 11.3% and Adjusted EBITDA increased 80.6%, compared to Q1 2013

•	New Services revenue of $10.0M represented 20% of consolidated Q2 2013 revenue, the highest share to date

•	Continue to audit under Medicare RAC Program subcontracts as company awaits refined RFQ from CMS

ATLANTA, July 29, 2013 — PRGX Global, Inc. (Nasdaq:PRGX), the world’s leading provider of recovery audit services and the pioneer in Profit Discovery™, today announced its unaudited financial results for the second quarter ended June 30, 2013.

“PRGX bounced back after a difficult first quarter. While the top line remains below where we would like, Adjusted EBITDA recovered nicely in the second quarter as the PRGX team continues to demonstrate its ability to deliver in a challenging environment,” said Romil Bahl, president and chief executive officer.

“In our Recovery Audit Services segments, the Americas resolved the majority of issues that negatively impacted our retail and commercial businesses in Q1. In addition, the Americas business continued to drive out costs, growing gross profits 4.9% over Q2 2012 on comparable revenue; this represents an increase of 256 basis points in gross margin percentage. We believe that our Europe/Asia-Pacific business troughed in the first half of 2013, and expect the team’s actions will drive improved performance in this segment in the second half of the year,” continued Bahl.

“Positive New Services segment performance was headlined by our Healthcare Claims Recovery Audit business which performed well and also benefitted from processing of claims delayed in prior periods. While we are not yet ready to suggest that the double-digit million-dollar quarterly revenue from this segment is sustainable, we are pleased to have achieved our first ever $10 million New Services revenue quarter, and remain excited about the potential of our growth businesses,” concluded Bahl.

Consolidated Results for the Three Months Ended June 30, 2013

Consolidated revenue for the second quarter of 2013 decreased 2.8% to $50.2 million compared to $51.7 million in the same prior year period. After adjusting for changes in foreign exchange rates, consolidated second quarter revenue in 2013 decreased 2.4% compared to the same period in 2012.

Recovery Audit Services – Americas revenue for the second quarter of 2013 decreased 0.7% to $29.4 million compared to $29.6 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Americas revenue was essentially flat compared to 2012.

Recovery Audit Services – Europe/Asia-Pacific revenue for the second quarter of 2013 decreased 19.7% to $10.8 million compared to $13.4 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Europe/Asia-Pacific revenue decreased by 18.9% compared to 2012.

New Services revenue for the second quarter of 2013 increased 16.0% to $10.0 million compared to $8.7 million in the same period in the prior year. The New Services segment represents Healthcare Claims Recovery Audit services and our Profit Optimization services.

Total cost of revenue for the second quarter of 2013 was $31.5 million, or 62.8% of revenue, compared to $33.3 million, or 64.5% of revenue, in the same period last year. This decrease in total cost of revenue resulted from decreases in both of the Company’s recovery audit segments driven by the expanded use of its Next-Generation Recovery Audit service model. New Services cost of revenue, on an absolute dollar and percentage of revenue basis, also decreased compared to the prior year period. SG&A for the second quarter of 2013 was $12.6 million, or 25.2% of revenue, compared to $12.7 million, or 24.6% of revenue, in the same period last year. Depreciation and amortization expenses were $3.4 million in the second quarter of 2013 compared to $3.0 million in the prior year second quarter.

Net earnings for the second quarter of 2013 were $1.8 million, or $0.06 per basic and diluted share, compared to net earnings of $1.0 million, or $0.04 per basic and diluted share, for the same period in 2012. Net cash used in operating activities for the second quarter of 2013 was $4.0 million compared to net cash used in operating activities of $1.1 million in the second quarter of 2012. The increase in net cash used in operating activities was due primarily to an increase in unbilled revenue associated with growth in Healthcare Claims Recovery Audit services.

Adjusted EBITDA for the second quarter of 2013 was $7.9 million compared to $7.6 million of Adjusted EBITDA for the same period in 2012. Second quarter 2013 Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (EBITDA) excluding a charge of $1.2 million related to stock-based compensation, $0.6 million of transformation severance and related expenses, a less than $0.1 million charge for acquisition obligations classified as compensation, and $0.2 million of foreign currency losses on short-term intercompany balances. The comparable Adjusted EBITDA amount for the second quarter of 2012 excludes from EBITDA for such period a $1.2 million charge for stock-based compensation, $0.3 million in wage claim costs, $0.3 million of transformation severance and related expenses, a $0.1 million charge for acquisition obligations classified as compensation, and $0.5 million of foreign currency gains on short-term intercompany balances. Schedule 3 attached to this press release provides a reconciliation of net earnings (loss) to each of EBIT (earnings before interest and taxes), EBITDA and Adjusted EBITDA.

Consolidated Results for the Six Months Ended June 30, 2013

Consolidated revenue for the six months ended June 30, 2013 decreased 7.7% to $95.3 million compared to $103.3 million in the same prior year period. After adjusting for changes in foreign exchange rates, consolidated revenue for the six months ended June 30, 2013 decreased 7.1% compared to the same period in 2012.

Recovery Audit Services – Americas revenue for the six months ended June 30, 2013 decreased 4.7% to $55.6 million compared to $58.4 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Americas revenue for the six month period decreased by 4.2% compared to the same period in 2012.

Recovery Audit Services – Europe Asia/Pacific revenue for the six months ended June 30, 2013 decreased 21.4% to $21.8 million compared to $27.7 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Europe Asia/Pacific revenue for the six month period decreased by 20.2% compared to the same period in 2012.

New Services revenue for the six months ended June 30, 2013 increased 4.1% to $17.9 million compared to $17.2 million in the same period in the prior year.

Total cost of revenue for the six months ended June 30, 2013 was $61.9 million, or 65.0% of revenue, compared to $67.5 million, or 65.4% of revenue, in the same period in the prior year. Cost of revenue as a percentage of revenue declined in the Recovery Audit Services – Americas and New Services segments, but increased in the Recovery Audit Services – Europe/Asia-Pacific segment. SG&A for the six months ended June 30, 2013 was $24.3 million, or 25.5% of revenue, compared to $25.3 million, or 24.5% of revenue, in the same period in the prior year. Depreciation and amortization expenses were $6.6 million for the six months ended June 30, 2013 compared to $6.9 million in the same period in the prior year.

Net earnings for both the six months ended June 30, 2013 and 2012 were $1.3 million, or $0.05 per basic and diluted share. Net cash used in operating activities for the six months ended June 30, 2013 was $3.1 million compared to net cash provided by operating activities of $0.9 million in the same period last year.

Adjusted EBITDA for the six months ended June 30, 2013 was $12.2 million compared to $14.4 million of Adjusted EBITDA for the same period in 2012. For the six months ended June 30, 2013, Adjusted EBITDA was earnings before interest, taxes, depreciation and amortization (EBITDA) excluding a charge of $2.5 million related to stock-based compensation, $0.6 million of transformation severance and related expenses, a $0.1 million charge for acquisition obligations classified as compensation, and $0.6 million of foreign currency losses on short-term intercompany balances. The comparable Adjusted EBITDA amount for the six months ended June 30, 2012 excludes from EBITDA for such period a $2.6 million charge for stock-based compensation, $0.6 million of wage claim costs, $0.5 million of transformation severance and related expenses, a $0.2 million charge for acquisition obligations classified as compensation and $0.2 million of foreign currency losses on short-term intercompany balances. Schedule 3 attached to this press release provides a reconciliation of net earnings to each of EBIT, EBITDA and Adjusted EBITDA.

Liquidity

At June 30, 2013, the Company had unrestricted cash and cash equivalents of $31.1 million and had no borrowings against its revolving credit facility. Bank debt outstanding at quarter end was $4.5 million, which represented the outstanding balance on a variable rate term loan due quarterly through December 2013, with a final payment due in January 2014.

Second Quarter Earnings Call

As previously announced, management will hold a conference call tomorrow morning at 8:30 AM (Eastern time) to discuss the Company’s second quarter 2013 financial results. To access the conference call, listeners in the U.S. and Canada should dial (877) 755-7423 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial (678) 894-3069. To be admitted to the call, listeners should use passcode 12461983.

This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Events & Presentations” under “Investors”). A replay of the audiocast will be available at the same location on www.prgx.com beginning approximately two hours after the conclusion of the live audiocast, extending through September 30, 2013. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/windows/mediaplayer.

About PRGX Global, Inc.

Headquartered in Atlanta, Georgia, PRGX Global, Inc. is the world’s leading provider of recovery audit services. With over 1,700 employees, the Company operates and serves clients in more than 30 countries and provides its services to over 75% of the top 30 global retailers. PRGX is also pioneering Profit Discovery, a unique combination of audit, analytics and advisory services that improves client financial performance. For additional information, please visit PRGX at www.prgx.com.

Forward-Looking Statements

In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s expectations for the remainder of 2013, auditing under its current Medicare RAC subcontracts, the outcome of the rebid of Medicare RAC program contracts and associated transitions and resulting impacts on the Company’s financial results, and the expected benefits of the Company’s redesigned recovery audit service delivery model. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenue that does not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenue from its core recovery audit services, changes in the market for the Company’s services, the Company’s ability to retain and attract qualified personnel, changes to Medicare and Medicaid recovery audit contractor programs and the outcome of the rebid of the Medicare RAC program contracts, the Company’s ability to integrate recent and future acquisitions, uncertainty in the credit markets, the Company’s ability to maintain compliance with its financial covenants, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 13, 2013. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

Non-GAAP Financial Measures

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of the Company’s performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating its performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future the Company will incur expenses such as those used in calculating these measures. The Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net earnings (loss) to each of EBIT, EBITDA and Adjusted EBITDA.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: PRGX Global, Inc.

CONTACT: PRGX Global, Inc.

investor-relations@prgx.com

Phone: 770-779-3011

SCHEDULE 1

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Revenue	$50,205	$51,658	$95,306	$103,307
Operating expenses:
Cost of revenue	31,521	33,312	61,928	67,530
Selling, general and administrative expenses	12,630	12,696	24,341	25,333
Depreciation of property and equipment	2,027	1,579	4,035	3,092
Amortization of intangible assets	1,332	1,459	2,608	3,786

Total operating expenses	47,510	49,046	92,912	99,741

Operating income	2,695	2,612	2,394	3,566

Foreign currency transaction losses on short-term intercompany balances	225	497	582	158
Interest expense (income), net	53	529	(164)	1,033

Earnings before income taxes	2,417	1,586	1,976	2,375

Income tax expense	586	584	642	1,081

Net earnings	$1,831	$1,002	$1,334	$1,294

Basic earnings per common share	$0.06	$0.04	$0.05	$0.05

Diluted earnings per common share	$0.06	$0.04	$0.05	$0.05

Weighted average common shares outstanding:
Basic	29,053	25,257	28,912	25,283

Diluted	29,436	25,809	29,366	25,787

SCHEDULE 2

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	June 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$31,102	$37,806
Restricted cash	187	65
Receivables:
Contract receivables, net	44,133	45,127
Employee advances and miscellaneous receivables, net	1,215	1,352

Total receivables	45,348	46,479
Prepaid expenses and other current assets	4,822	3,853

Total current assets	81,459	88,203

Property and equipment, net	18,251	19,574
Goodwill	13,611	13,669
Intangible assets, net	15,734	18,399
Deferred income taxes	1,626	1,552
Other assets	1,947	2,189

Total assets	$132,628	$143,586

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$11,486	$14,136
Accrued payroll and related expenses	11,903	20,874
Refund liabilities and deferred revenue	7,842	8,530
Current portion of debt	4,500	3,000
Business acquisition obligations	3,086	4,218

Total current liabilities	38,817	50,758

Long-term debt	—	3,000
Noncurrent business acquisition obligations	—	2,479
Other long-term liabilities	1,692	2,697

Total liabilities	40,509	58,934

Shareholders’ equity:
Common stock	292	279
Additional paid-in capital	601,194	594,045
Accumulated deficit	(511,866)	(513,200)
Accumulated other comprehensive income	2,499	3,528

Total shareholders’ equity	92,119	84,652

Total liabilities and shareholders’ equity	$132,628	$143,586

SCHEDULE 3

PRGX Global, Inc. and Subsidiaries

Reconciliation of Net Earnings to EBIT, EBITDA and Adjusted EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Reconciliation of net earnings to EBIT, EBITDA and Adjusted EBITDA:
Net earnings	$1,831	$1,002	$1,334	$1,294

Income tax expense	586	584	642	1,081
Interest expense (income), net	53	529	(164)	1,033

EBIT	2,470	2,115	1,812	3,408

Depreciation of property and equipment	2,027	1,579	4,035	3,092
Amortization of intangible assets	1,332	1,459	2,608	3,786

EBITDA	5,829	5,153	8,455	10,286

Foreign currency transaction losses on short-term intercompany balances	225	497	582	158
Acquisition obligations classified as compensation	44	94	100	195
Transformation severance and related expenses	617	276	617	518
Wage claim costs	—	328	—	577
Stock-based compensation	1,155	1,239	2,473	2,640

Adjusted EBITDA	$7,870	$7,587	$12,227	$14,374

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBIT, EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Cash flows from operating activities:
Net earnings	$1,831	$1,002	$1,334	$1,294
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	3,359	3,038	6,643	6,878
Amortization of deferred debt costs	45	45	91	91
Stock-based compensation expense	1,155	1,239	2,473	2,640
Foreign currency transaction losses on short-term intercompany balances	225	497	582	158
(Increase) decrease in receivables	(6,414)	(5,983)	256	(4,796)
Decrease in accounts payable, accrued payroll and other accrued expenses	(2,772)	(184)	(12,110)	(5,666)
Other, primarily changes in assets and liabilities	(1,411)	(758)	(2,402)	271

Net cash (used in) provided by operating activities	(3,982)	(1,104)	(3,133)	870

Cash flows from investing activities:
Business acquisitions	—	(440)	—	(1,437)
Purchases of property and equipment, net of disposals	(782)	(2,253)	(2,989)	(4,220)

Net cash used in investing activities	(782)	(2,693)	(2,989)	(5,657)

Cash flows from financing activities:
Net proceeds from issuance of common stock	—	—	4,118	—
Other, net	(1,446)	(2,208)	(3,946)	(3,779)

Net cash (used in) provided by financing activities	(1,446)	(2,208)	172	(3,779)

Effect of exchange rates on cash and cash equivalents	(475)	(350)	(754)	66

Net decrease in cash and cash equivalents	(6,685)	(6,355)	(6,704)	(8,500)
Cash and cash equivalents at beginning of period	37,787	18,192	37,806	20,337

Cash and cash equivalents at end of period	$31,102	$11,837	$31,102	$11,837

SCHEDULE 5

PRGX Global, Inc. and Subsidiaries

Results by Operating Segment *

(Amounts in thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2013	2012	Change	2013	2012	Change
Revenue
Recovery Audit Services - Americas	$29,392	$29,592	$(200)	$55,634	$58,405	$(2,771)
Recovery Audit Services - Europe/Asia-Pacific	10,770	13,411	(2,641)	21,787	27,716	(5,929)
New Services	10,043	8,655	1,388	17,885	17,186	699

Total	$50,205	$51,658	$(1,453)	$95,306	$103,307	$(8,001)

Cost of revenue
Recovery Audit Services - Americas	$15,210	$16,070	$860	$29,560	$32,022	$2,462
Recovery Audit Services - Europe/Asia-Pacific	9,178	10,006	828	18,423	21,081	2,658
New Services	7,133	7,236	103	13,945	14,427	482

Total	$31,521	$33,312	$1,791	$61,928	$67,530	$5,602

Selling, general and administrative expenses
Recovery Audit Services - Americas	$5,186	$5,225	$39	$9,506	$10,087	$581
Recovery Audit Services - Europe/Asia-Pacific	1,019	868	(151)	1,536	2,119	583
New Services	1,814	1,516	(298)	3,295	2,913	(382)
Corporate	4,611	5,087	476	10,004	10,214	210

Total	$12,630	$12,696	$66	$24,341	$25,333	$992

Depreciation of property and equipment
Recovery Audit Services - Americas	$1,356	$990	$(366)	$2,724	$1,905	$(819)
Recovery Audit Services - Europe/Asia-Pacific	126	87	(39)	238	127	(111)
New Services	545	502	(43)	1,073	1,060	(13)

Total	$2,027	$1,579	$(448)	$4,035	$3,092	$(943)

Amortization of intangible assets
Recovery Audit Services - Americas	$698	$767	$69	$1,396	$2,353	$957
Recovery Audit Services - Europe/Asia-Pacific	452	490	38	848	1,029	181
New Services	182	202	20	364	404	40

Total	$1,332	$1,459	$127	$2,608	$3,786	$1,178

Operating income (loss)
Recovery Audit Services - Americas	$6,942	$6,540	$402	$12,448	$12,038	$410
Recovery Audit Services - Europe/Asia-Pacific	(5)	1,960	(1,965)	742	3,360	(2,618)
New Services	369	(801)	1,170	(792)	(1,618)	826
Corporate	(4,611)	(5,087)	476	(10,004)	(10,214)	210

Total	$2,695	$2,612	$83	$2,394	$3,566	$(1,172)

Adjusted EBITDA
Recovery Audit Services - Americas	$9,076	$8,648	$428	$16,648	$16,986	$(338)
Recovery Audit Services - Europe/Asia-Pacific	1,110	2,558	(1,448)	2,365	4,594	(2,229)
New Services	1,140	229	911	745	368	377
Corporate	(3,456)	(3,848)	392	(7,531)	(7,574)	43

Total	$7,870	$7,587	$283	$12,227	$14,374	$(2,147)

*	The Recovery Audit Services - Americas segment represents recovery audit services, excluding New Services, provided in the United States, Canada and Latin America. The Recovery Audit Services - Europe/Asia-Pacific segment represents recovery audit services provided in Europe, Asia and the Pacific region. The New Services segment represents Healthcare Claims Recovery Audit services and Profit Optimization services.